UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: October 24, 2006 (Date of earliest event reported: August 18, 2006)

Innophos, Inc.

Innophos Investments Holdings, Inc.

(EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

Delaware Delaware	333-129951 333-129954	20-1380712 20-2263414
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road

Cranbury, New Jersey

(Address of Principal Executive Offices, including Zip Code)

(609) 495-2495

(Registrants’ Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 18, 2006, Innophos, Inc. and Innophos Holdings, Inc., or the Company, the parent company to both Innophos, Inc. and Innophos Investments Holdings, Inc., entered into bonus agreements with certain officers of Innophos, Inc., including Randy Gress, Richard Heyse, William Farran and Louis Calvarin, or collectively, the Executives, pursuant to which they will be entitled to receive a bonus in the event that the Company completes an initial public offering of its common stock, which we refer to herein as an IPO. The amount of each bonus will be determined pursuant to a formula that calculates the accretion in value of a specified number of the Company’s Class A Shares and Class L Shares from and after April 1, 2005 through the date of any such IPO based on the offering price of the common stock.

Any such bonus will be paid (x) 55% in cash no later than the 10th business day after the consummation of an IPO, or Closing Date, and (y) 45% by issuance of a number of shares of the Company’s common stock, or Bonus Shares, or calculated by dividing 45% of the bonus amount by the initial per share offering price. The Bonus Shares will be unvested at issuance and will be subject to vesting at a rate of 11.11% on each January 1, April 1, July 1 and October 1 after the Closing Date. Prior to vesting, Executives will not sell or transfer any Bonus Shares. An Executive’s unvested Bonus Shares shall become fully vested upon a sale of the Company or upon a termination of the Executive’s employment other than for “Cause” as defined in the bonus agreements. Mr. Gress’ unvested Bonus Shares will also become fully vested if he resigns for “Good Reason” as defined in his bonus agreement. Unvested Bonus Shares will otherwise be forfeited upon termination of employment.

Each Executive’s right to payment of any bonus expires if the Company does not consummate an IPO on or prior to December 31,2006, or if the Executive is terminated under certain circumstances prior to the consummation of an IPO.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS, INC.
INNOPHOS INVESTMENTS HOLDINGS, INC.

	By:	/s/ Richard Heyse
Date: October 24, 2006	Name:	Richard Heyse
	Title:	Vice President and Chief Financial Officer